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                        OFFER TO PURCHASE FOR CASH UP TO

                 1,000,000 COMMON SHARES OF BENEFICIAL INTEREST

                                       OF

                         ENTERTAINMENT PROPERTIES TRUST
                              $18.00 NET PER SHARE
                                       BY

                                BRT REALTY TRUST

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
    YORK CITY TIME, ON TUESDAY, MAY 15, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                  April 10, 2001

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase, dated April 10, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the Offer by BRT Realty Trust, a Massachusetts business trust (the "Purchaser"), to purchase up to 1,000,000 common shares of beneficial interest, par value $0.01 per share (the "Shares"), of Entertainment Properties Trust, a Maryland real estate investment trust, at a price of $18.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase.

     THE MATERIAL IS BEING SENT TO YOU AS THE BENEFICIAL OWNER OF SHARES HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BY USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase.

     Your attention is invited to the following:

     1. The tender price is $18.00 per Share, net to the seller in cash, without interest thereon.

     2. The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, May 15, 2001, unless the Offer is extended.

     3. The Offer is being made for up to 1,000,000 Shares. To the extent that more than 1,000,000 Shares are tendered in the Offer, the Purchaser will purchase 1,000,000 Shares in the Offer on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each shareholder prior to or on the expiration date of the Offer and not withdrawn.

     4. The Offer is conditioned on, among other things, (1) Fredric H. Gould's election and qualification to the Board of Trustees of Entertainment Properties Trust (the "Board") at the 2001 annual meeting of shareholders and (2) the Board granting an unqualified exemption to the Purchaser from the 9.8% beneficial interest ownership limitation of Article Ninth of the Amended and Restated Declaration of Trust of Entertainment Properties Trust and from the voting rights restriction under the Maryland Control Share Acquisition Act arising from the Purchaser owning more than 10% of the Shares. The Offer is also subject to other conditions set forth in the Offer to Purchase. The Offer is not conditioned on the receipt of financing.

     5. Except as set forth in Instruction 7 of the Letter of Transmittal, tendering shareholders will not be obligated to pay stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.
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     6. The Purchaser will, upon request, reimburse us for customary mailing and handling expenses incurred by us in forwarding the endorsed materials to our clients.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is intended to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form contained in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

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                          INSTRUCTIONS WITH RESPECT TO
                         THE OFFER TO PURCHASE FOR CASH
              UP TO 1,000,000 COMMON SHARES OF BENEFICIAL INTEREST
                                       OF
                         ENTERTAINMENT PROPERTIES TRUST

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 10, 2001, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), in connection with the Offer by BRT Realty Trust, a Massachusetts business trust (the "Purchaser"), to purchase up to 1,000,000 shares of common stock, par value $0.01 per share (the "Shares"), of Entertainment Properties Trust, a Maryland real estate investment trust, at a price equal to $18.00 per Share, net to the seller in cash.

     This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Number of Shares to be Tendered*:

--------------------------------------------------------------- Shares

Account Number:
-------------------------------------------

Dated:
-------------------------------------------------------

                                                        SIGN HERE

                                         ---------------------------------------
                                                      SIGNATURE(S)

                                         ---------------------------------------
                                              PLEASE TYPE OR PRINT NAME(S)

                                         ---------------------------------------
                                            PLEASE TYPE OR PRINT ADDRESS HERE

Area Code and Telephone Number
------------------------------------

Taxpayer Identification or
Social Security Number(s)
---------------------------------------------

---------------
* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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